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                                                                     Exhibit 4.1

                      FIRST AMENDMENT TO CREDIT AGREEMENT
                      -----------------------------------


        THIS FIRST AMENDMENT TO CREDIT AGREEMENT (the "Amendment") is dated as of October 23, 1996, by and among CORRPRO COMPANIES, INC., an Ohio corporation (the "Borrower"), the Lenders party hereto, and BANK ONE, COLUMBUS, NA, a national banking association, as agent for the Lenders (in such capacity, the "Agent").

                                    RECITALS
                                    --------

        A. The Borrower, the Lenders, and the Agent entered into a Credit Agreement, dated as of March 29, 1996 (together with all Exhibits and Schedules thereto, the "Credit Agreement"), under which the Lenders agreed, subject to certain conditions, to make revolving credit loans to the Borrower in an aggregate principal amount not to exceed $32,500,000, which loans are evidenced by the Revolving Credit Notes, and (ii) to make a term loan to the Borrower in the aggregate amount of $5,000,000, which term loan is evidenced by Term Notes.

        B. The parties desire to amend the Credit Agreement as set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

        1. Effect of Amendment; Definitions.
           ---------------------------------

        All terms used herein that are defined in the Credit Agreement shall have the meanings ascribed thereto in the Credit Agreement, unless the context otherwise requires. The Credit Agreement shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, the Credit Agreement shall continue in full force and effect in accordance with its provisions on the date hereof. As used in the Credit Agreement, the terms "Credit Agreement", "Agreement", "this Agreement", "herein", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement as amended and modified by this Amendment.

        2. Amendments.
           -----------

        (A) The definition of "Borrowing Base" in Section 1.1 of the Credit Agreement is amended by deleting from clause (c) thereof the following language:
"from the Closing Date through and including September 30, 1996 or Eight Million Dollars ($8,000,000) on and after October 1, 1996".

        (B) The definition of "EBIT" in Section 1.1 of the Credit Agreement is amended by inserting the following clause



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immediately after the end of clause (c) thereof: "PLUS (d) any Settlement Charge incurred by the Borrower during that period,".

        (C) The definition of "Excess Cash Flow" in Section 1.1 of the Credit Agreement is amended by deleting the phrase "(excluding any gain or loss in respect of the Good-All Sale)" and inserting the following in lieu thereof:
"(excluding any gain or loss in respect of the Good-All Sale and any Settlement Charge incurred by the Borrower during that period to the extent paid in cash)".

        (D) The definition of "Tangible Net Worth" in Section 1.1 of the Credit Agreement is amended by inserting the following clause immediately after the end of clause (iii) thereof: "PLUS (iv) the Settlement Charge incurred by the Borrower, net of any tax benefit in respect thereof,".

        (E) Section 1.1 of the Credit Agreement is amended by inserting the following definitions in alphabetical order:

        "'Applicable Percentage' shall mean, for purposes of Section 2.1(a) hereof with respect to each Lender's Pro Rata share of the Term Loan, the following: (a) for the period from September 30, 1996, to December 30, 1996 (inclusive), seventy-five percent (75%) ; (b) for the period from December 31, 1996, to March 30, 1997 (inclusive), fifty percent (50%); (c) for the period from March 31, 1997, to June 29, 1997 (inclusive), twenty-five percent (25%); and (d) on and after June 30, 1997, zero percent (0%)."

        "'Settlement Charge' shall mean the charges incurred by the Borrower in accordance with the Settlement of Shareholder Actions; provided, however, that those charges are in accordance with GAAP and that the aggregate amount of all of those charges shall not exceed Three Million Thirty-Seven
    Thousand Five Hundred Dollars ($3,037,500)."

        "'Settlement of Shareholder Actions' shall mean the settlement in respect of all of the actions, suits or proceedings set forth on Schedule
    4.12 hereto; provided, however, that the terms of such settlement (including the dismissal, with prejudice, of all those actions, suits or proceedings) shall be approved in writing by the Required Lenders, in the exercise of their reasonable discretion."

        (F) The second sentence in Section 2.1(a) of the Credit Agreement is amended by deleting the same and substituting the following in lieu thereof:

        "A Lender shall have no obligation to make any Revolving Credit Loan to the extent that the aggregate principal amount of such Lender's Revolving Credit Loans at any time outstanding, together with such Lender's Pro Rata


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    share of any requested Revolving Credit Loan and such Lender's Pro Rata share of the Stated Amount of any Letter of Credit requested by the Borrower, PLUS such Lender's Pro Rata share of the aggregate Letter of Credit Exposure PLUS such Lender's Pro Rata share of the Applicable Percentage of the outstanding principal of the Term Loan, would exceed the lesser of (i) such Lender's Revolving Credit Committed Amount at such time PLUS such Lender's Pro Rata share of the outstanding principal of the Term Loan or (ii) such Lender's Pro Rata share of the Borrowing Base."

        (G) Section 7.1(b) of the Credit Agreement is amended by deleting the same and substituting the following in lieu thereof:

        "(b) RATIO OF TOTAL LIABILITIES TO TANGIBLE NET WORTH. The Borrower shall not permit the ratio of Total Liabilities LESS any litigation reserves in respect the actions, suits or proceedings set forth on Schedule 4.12 hereto (including any reserves in respect of the Settlement Charge) to Tangible Net Worth (the "Leverage Ratio") at any time to be more than 2.50 to 1.00."

        (H) Section 7.3(d) of the Credit Agreement is amended by deleting the same and substituting the following in lieu thereof:

        "(d) Indebtedness incurred by the Borrower in respect of the Settlement of Shareholder Actions, so long as such Indebtedness is not secured by a Lien and is subordinated to the Obligations and contains such other terms that are approved in writing by the Required Lenders, in the exercise of their reasonable discretion;"

        (I) Section 7.6 of the Credit Agreement is amended by deleting the word "and" at the end of subsection (b), by deleting the period at the end of subsection (c) and inserting in lieu thereof "; and", and by inserting the following as subsection (d):

        "(d) For the period of October 1, 1996 to June 30, 1997 (inclusive), so long as no Possible Default or Event of Default has occurred and is continuing or would be caused by or exist immediately after such Restricted Payment, the Borrower may from time to time purchase (in cash) shares of its capital stock (including common shares) on the open market in an aggregate amount not to exceed the lesser of (i) One Million Four Hundred Thousand Dollars ($1,400,000) or (ii) an amount equal to fifty percent (50%) of the Borrower's Net Income (excluding the Settlement Charge, to the extent included therein) for the preceding completed fiscal quarters of the fiscal year commencing April 1, 1996, determined with reference to the financial statements



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    required to be delivered under Section 6.1(b) hereof for those fiscal quarters.

        3.      Representations and Warranties; Covenants.
                ------------------------------------------

        (A) The Borrower hereby represents and warrants that all representations and warranties set forth in the Credit Agreement, as amended hereby, are true and correct in all material respects, and that this Amendment has been executed and delivered by a duly authorized officer of the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

        (B) The Borrower hereby represents and warrants that the execution, delivery and performance by the Borrower of this Amendment and its performance of the Credit Agreement, as amended hereby, have been authorized by all requisite corporate action and will not (i) violate (a) any order of any court, or any rule, regulation or order of any other agency of government, (b) the Articles of Incorporation or the Code of Regulations (including any amendment thereto) or any other instrument of corporate governance of the Borrower, or (c) any provision of any indenture, agreement or other instrument to which the Borrower is a party, or by which the Borrower or any of its properties or assets are or may be bound; (ii) be in conflict with, result in a breach of or constitute, alone or with due notice or lapse of time or both, a default under any indenture, agreement or other instrument referred to in (i) (c) above; or
(iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever.

        4.      Miscellaneous.
                --------------

        (A) This Amendment shall be construed in accordance with and governed by the laws of the State of Ohio, without reference to principles of conflict of laws.

        (B) This Amendment shall become effective upon execution and delivery hereof by the Lenders and the Borrower. The Borrower agrees to pay on demand all costs and expenses of the Agent, including reasonable attorneys' fees and expenses, in connection with the preparation, execution and delivery of this Amendment and the review of the Settlement of Shareholder Actions.

        (C) The execution, delivery and performance by the Lenders and the Agent of this Amendment shall not constitute or, except as expressly set forth herein, be deemed to be or construed as a waiver of any right, power or remedy, or a waiver of any provision of the Credit Agreement, or a waiver of any Possible Default or any Event of Default. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver,

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amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment is subject to the provisions of Section 10.3 of the Credit Agreement.

        (D) This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.


                                        CORRPRO COMPANIES, INC.



                                        By:
                                           ---------------------------------
                                        Title:
                                              ------------------------------


                                        BANK ONE, COLUMBUS, NA,
                                        individually and as Agent



                                        By:
                                           -------------------------------
                                        Title:
                                              ----------------------------

                                        NATIONAL CITY BANK


                                        By:
                                           ------------------------------
                                        Title:
                                              ---------------------------

                                        PNC BANK, NATIONAL ASSOCIATION



                                        By:
                                           -----------------------------
                                        Title:
                                               --------------------------





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